Exhibit 99.1

Partnership Contact:
Brian Meilton
(614) 643-0314
ir@oxfordresources.com
Oxford Resource Partners, LP Reports Third Quarter 2010 Financial Results
7.4 million tons of coal reserves replaced and five state mining permits for
10.7 million tons of coal reserves obtained this year through the third quarter
COLUMBUS, Ohio, November 9, 2010 — Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced results for the third quarter of 2010. Net loss for the third quarter of 2010 was $3.4 million, or $0.18 per diluted limited partner unit, compared to net income of $7.8 million, or $0.71 per diluted limited partner unit, in 2009. Adjusted EBITDA was $13.7 million for the third quarter of 2010, compared to adjusted EBITDA of $13.0 million for the third quarter of 2009. Distributable cash flow was $4.2 million for the third quarter of 2010.
The comparability of the third quarter 2010 financial results to the same prior year period was affected by a number of factors. Adjusted for these factors, the Partnership reported modified net loss attributable to unitholders of $1.4 million, or $0.08 per diluted limited partner unit, for the third quarter of 2010, compared to modified net income attributable to unitholders of $2.4 million, or $0.23 per diluted limited partner unit, for the third quarter of 2009. Modified adjusted EBITDA for the third quarter of 2010 was $13.7 million, compared to modified adjusted EBITDA of $10.2 million for the third quarter of 2009, representing a year-over-year increase of 34%. (Definitions and reconciliations of non-GAAP financial measures to comparable GAAP financial measures of modified net income (loss) attributable to unitholders, adjusted EBITDA, modified adjusted EBITDA, and distributable cash flow, which non-GAAP financial measures are referred to in this paragraph and the preceding paragraph of this press release, and reconciliations to comparable GAAP financial measures appear in the financial measures tables included at the end of this press release.)
President and Chief Executive Officer Charles C. Ungurean commented, “the domestic steam coal markets generally are strengthening due to increased consumption of electricity and reduced stockpiles, lower coal production volumes and continued strength in the export markets. Oxford is well-positioned in Northern Appalachia and the Illinois Basin to meet the supply needs of our customers in the six key coal consuming states that we serve.
“In fact, during the third quarter, Oxford successfully amended and extended a key coal sales agreement in Kentucky for deliveries totaling 800,000 tons annually from 2012 through 2015 at prices significantly higher than current levels. Based upon current negotiations and other expressions of interest by our utility customers for our production, we will pursue our contracting strategy as tons become available in future years. Through September 30, 2010, we have added over 7.4 million tons of coal reserves, representing a reserve replacement ratio of 128%, coupled with receipt of five state mining permits, as we execute our strategic plan which positions us for future growth in distributions to our unitholders.”

Temporary Factors Impacting the Third Quarter of 2010 Which Were Not Adjusted for in Arriving at Modified Net Income (Loss), Modified Adjusted EBITDA and Distributable Cash Flow
Third quarter modified net income (loss), modified adjusted EBITDA and distributable cash flow were negatively impacted by $4.3 million as more fully described below.
•
An unexpected delay in the receipt of the Partnership’s Rose France 404 permit adversely impacted production by approximately 36,000 tons and increased operating costs by approximately $0.5 million, or $0.24 per ton.

•
Oxford received the Rose France 404 permit in late September and production began October 19, 2010. The Partnership anticipates ramping up to full production at the Rose France mine by the end of the first quarter of 2011.

•	Geologic conditions at the Partnership’s Plainfield complex and higher strip ratios at certain of the Ohio mining complexes increased operating costs by approximately $1.3 million, or $0.68 per ton.
•	The Partnership has implemented a mitigation plan to resolve these issues and eliminate the impact to future quarters.
•	Higher repair and maintenance expenses increased operating costs by approximately $1.9 million, or $1.00 per ton.
•	This is largely a function of timing and should result in cost reductions in future quarters.
•	A temporary royalty reduction from the Partnership’s third party leased underground reserves reduced royalty and non-coal revenue by approximately $0.6 million.
•
Mining activity occurred on property other than the Partnership’s royalty-generating property during part of the third quarter, but resumed on the Partnership’s royalty-generating property in late September and the normal royalty payments are expected to be received in the fourth quarter of 2010.

Ungurean remarked, “the items impacting the third quarter do not represent a change in the outlook for our business. If not for these events, the Partnership would have fully earned its pro rated distribution for the quarter.”

Production and Sales Summary
A summary of certain production and sales information for comparable third quarter and year-to-date periods for 2010 and 2009 is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(tons and dollars in thousands, except per unit figures)

Tons of coal produced (raw)	2,009	1,402	5,748	4,156
Tons of coal produced (clean)	1,925	1,364	5,568	4,039
Tons of coal purchased	122	74	617	306
Tons of coal sold	2,025	1,440	6,131	4,278
Tons sold under long-term contracts (1)	95.2%	93.9%	95.2%	94.0%

Average sales price per ton	$38.61	$39.21	$38.09	$41.31
Cost of purchased coal sales per ton	$31.10	$33.23	$30.17	$40.19
Cost of coal sales per ton produced	$29.69	$28.42	$30.82	$28.66

(1)	Represents the percentage of tons of coal we sold that were delivered under long-term coal sales contracts.
Three Months Ended September 30, 2010
Coal production increased 41.0% to 1.9 million tons in the third quarter of 2010 from 1.4 million tons in the third quarter of 2009. This increase was primarily due to the inclusion of 0.4 million tons of coal produced in the third quarter of 2010 from the Muhlenberg County complex that the Partnership acquired from Phoenix Coal on September 30, 2009, as well as an 8.4% increase in production from the Ohio mining complexes. While overall coal production increased, production was adversely affected by delays in receiving the Rose France permit at the Muhlenberg County complex, adverse geologic conditions at the Partnership’s Plainfield mine and overall higher strip ratios.
The Partnership’s tons sold increased 40.6% to 2.0 million tons in the third quarter of 2010 from 1.4 million tons in the third quarter of 2009. This increase was primarily due to inclusion of the 0.5 million tons of coal sold from the Partnership’s Muhlenberg County complex.
Average sales price per ton decreased 1.5% to $38.61 in the third quarter of 2010 from $39.21 in the third quarter of 2009. This $0.60 per ton decrease was primarily the result of the non-recurring price increase during 2009, which accounted for a $1.91 per ton decrease in the average sales price per ton for the third quarter of 2010 when compared to the same quarter of the prior year. The third quarter of 2009 also included $0.6 million of contract buyout fees from a customer which had a $0.44 per ton favorable impact on our average selling price for the period. The effects of the non-recurring price increase and contract buyout fees were partially offset by a higher average sales price realized from our Ohio sales contract portfolio as lower-priced legacy contracts were replaced with higher-priced long-term sales contracts as compared to the same quarter of the prior year. This increase was partially offset by the addition of lower-priced contracts acquired from Phoenix Coal. Excluding the non-recurring price increase and contract buyout fees, our average sales price per ton would have increased by $1.75 per ton.

Coal sales revenue for the third quarter of 2010 increased by $21.7 million, or 38.4%, to $78.1 million compared to $56.4 million in the third quarter of 2009. This increase was primarily attributable to coal sales volumes from the Muhlenberg County complex that we acquired from Phoenix Coal on September 30, 2009 and higher sales to the Partnership’s major utility customers served by its Ohio operations. Partially offsetting the year-over-year increase was the inclusion in the third quarter of 2009 of $2.8 million of revenue related to the aforementioned non-recurring price increase.
Cost of coal sales (excluding DD&A) increased 47.3% to $57.1 million in the third quarter of 2010 from $38.8 million in the third quarter of 2009. This increase was primarily attributable to the increase of 41.0% in tons produced and higher operating costs per ton associated with the Muhlenberg County complex. Average cost of coal sales per ton increased by 4.4% to $29.69 in the third quarter of 2010 compared to $28.42 in the third quarter of 2009. This increase resulted primarily from higher operating costs as a result of the delay of the Rose France permit. This delay adversely impacted production by 36,000 tons and increased our operating costs by approximately $0.5 million, or $0.24 per ton. In addition, the Plainfield geologic condition and higher strip ratios impacted our operating costs by approximately $1.3 million, or $0.68 per ton, and repair and maintenance expenses were approximately $1.9 million, or $1.00 per ton, higher than expected. These items impacted operating costs by $3.7 million for the three months ended September 30, 2010. Cost of coal sales per ton, adjusted for these items, would have been $27.77 per ton, as compared to $29.69 per ton as reported, or a decrease of $1.92 per ton.
Cost of purchased coal increased to $3.8 million in the third quarter of 2010 from $2.5 million in the third quarter of 2009. This increase was primarily attributable to a higher volume of purchases made under a long-term coal supply contract assumed in the Phoenix Coal acquisition. Average cost of purchased coal per ton decreased by 6.4% to $31.10 per ton in the third quarter of 2010 due to a significant portion of purchases in that quarter being supplied under the long-term coal supply contract compared to a higher percentage of higher-priced spot market purchases in the third quarter of 2009.
Nine Months Ended September 30, 2010 Results
Total revenue for the nine months ended September 30, 2010 was $267.3 million compared to $205.5 million in the prior year period. Adjusted EBITDA for the nine months ended September 30, 2010 was $33.6 million versus $41.4 million in the prior year period. Net loss was $5.8 million, or $0.40 per diluted limited partner unit, for the nine months ended September 30, 2010, compared to net income of $22.6 million, or $2.06 per diluted limited partner unit, in the same period last year.
Subsequent Events
On October 1, 2010, the general partner of Oxford elected Robert J. Messey to the Board of Directors, expanding the size of the Board to seven members. He serves as an independent director and as a member of the Audit Committee of the Board. Messey, 64, served as senior vice president and chief financial officer of Arch Coal (NYSE:ACI), one of the largest U.S. coal producers, from December 2000 through April 2008. Prior to Arch Coal, Messey served as vice president of financial services of Jacobs Engineering Group, Inc. (NYSE:JEC), one of the largest global firms providing engineering, architecture, construction and technical services. He attended Washington University in St. Louis, Missouri, where he received a Bachelor of Science degree in business administration. He is a Certified Public Accountant. Messey served as Audit Partner with Ernst & Young from 1981 to 1992. He currently serves as Audit Committee chairperson on the boards of Baldor Electric Company (NYSE:BEZ) and Stereotaxis (NASDAQ:STXS).

On October 25, 2010, Oxford announced that it declared a pro rated cash distribution of $0.3519 per unit for the quarter ended September 30, 2010. The distribution will be paid on November 12, 2010 to all unitholders of record as of the close of business on November 1, 2010. This pro rated distribution is for the seventy-four days in the third quarter in which Oxford was a public partnership, and corresponds to the minimum quarterly distribution set forth in Oxford’s partnership agreement of $0.4375 per unit for each full quarter, or $1.75 per unit on an annualized basis.
Conference Call
Oxford will host a conference call at 10:00 a.m. Eastern Time today to review its financial results for the third quarter of 2010. To participate in the call, dial (866) 788-0543 or (857) 350-1681 for international callers and provide as the passcode 14534635. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.oxfordresources.com.
An audio replay of the conference call will be available for seven days beginning at 1:00 p.m. Eastern Time on November 9, 2010 and can be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 43031085. The webcast will also be archived on the Partnership’s website at www.oxfordresources.com for 30 days following the call.
About Oxford Resource Partners, LP
Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Partnership markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. As of December 31, 2009, Oxford controlled 91.6 million tons of proven and probable coal reserves, and it currently operates 18 active mines that are managed as eight mining complexes. The Partnership is headquartered in Columbus, Ohio.
For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.oxfordresources.com. Financial and other information about us is routinely posted on and accessible at www.oxfordresources.com.
This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of Oxford’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, Oxford’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability or governmental regulations; significant costs imposed on the Partnership’s mining operations by extensive environmental laws and regulations, and greater than expected environmental regulation, costs and liabilities; legislation, regulatory and related court decisions and interpretations including issues related to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors; limitations in the cash distributions the Partnership receives from Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from CONSOL Energy in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints; risks associated with major mine-related accidents; results of litigation; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Partnership’s filings with the U.S. Securities and Exchange Commission, which are incorporated by reference.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except for unit data)

	September 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$1,833	$3,366
Trade accounts receivable	27,061	24,403
Inventory	12,011	8,801
Advance royalties	3,108	1,674
Prepaid expenses and other current assets	1,415	1,424

Total current assets	45,428	39,668

Property, plant and equipment, net	204,211	149,461
Advance royalties	5,752	7,438
Other long-term assets	13,251	6,796

Total assets	$268,642	$203,363

LIABILITIES
Current maturities of long-term debt	$7,413	$4,113
Accounts payable	29,111	21,655
Asset retirement obligations	6,598	7,377
Deferred revenue — current portion	—	2,090
Accrued taxes other than income taxes	1,482	1,464
Accrued payroll and related expenses	2,968	2,045
Other current liabilities	3,224	5,714

Total current liabilities	50,796	44,458

Long-term debt	90,322	91,598
Asset retirement obligations	6,125	5,966
Other long-term liabilities	2,534	4,229

Total liabilities	149,777	146,251

Commitments and Contingencies
PARTNERS’ CAPITAL
Limited Partner unitholders (20,563,451 and 11,964,547 units outstanding as of September 30, 2010 and December 31, 2009, respectively)	114,510	53,960
General Partner unitholder (419,607 and 242,023 units outstanding as of September 30, 2010 and December 31, 2009, respectively)	94	1,085

Total Oxford Resource Partners, LP Capital	114,604	55,045
Noncontrolling interest	4,261	2,067

Total partners’ capital	118,865	57,112

Total liabilities and partners’ capital	$268,642	$203,363

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except for unit data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue
Coal sales	$78,127	$56,446	$233,454	$176,705
Transportation revenue	9,605	7,589	28,976	23,261
Royalty and non-coal revenue	1,347	1,748	4,857	5,546

Total revenue	89,079	65,783	267,287	205,512

Costs and expenses
Cost of coal sales (excluding depreciation, depletion and amortization, shown separately)	57,138	38,793	171,635	115,770
Cost of purchased coal	3,790	2,477	18,617	12,313
Cost of transportation	9,605	7,589	28,976	23,261
Depreciation, depletion and amortization	12,255	5,899	30,587	17,257
Selling, general and administrative expenses	4,044	3,297	10,446	9,391
Contract termination and amendment expenses, net	652	—	652	—

Total costs and expenses	87,484	58,055	260,913	177,992

Income from operations	1,595	7,728	6,374	27,520
Interest income	3	9	11	31
Interest expense	(3,662)	(2,127)	(7,535)	(4,642)
Gain from purchase of business	—	3,823	—	3,823

Net income (loss)	(2,064)	9,433	(1,150)	26,732

Less: net income attributable to noncontrolling interest	(1,336)	(1,636)	(4,644)	(4,104)

Net income (loss) attributable to Oxford Resource Partners, LP unitholders	$(3,400)	$7,797	$(5,794)	$22,628

Net income (loss) allocated to general partner	$(68)	$155	$(116)	$450

Net income (loss) allocated to limited partners	$(3,332)	$7,642	$(5,678)	$22,178

Basic earnings (loss) per limited partner unit	$(0.18)	$0.71	$(0.40)	$2.07

Dilutive earnings (loss) per limited partner unit	$(0.18)	$0.71	$(0.40)	$2.06

Weighted average number of limited partner units outstanding basic	18,884,324	10,746,556	14,306,473	10,735,070

Weighted average number of limited partner units outstanding diluted	18,884,324	10,787,819	14,306,473	10,763,200

Distributions paid per limited partner unit*	$—	$0.46	$0.23	$0.92

*	Excludes amounts distributed as part of the initial public offering.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
For the Nine Months Ended September 30, 2010 and 2009
(UNAUDITED)
(in thousands, except for unit data)

	Limited Partner						Non-	Total
	Common		Subordinated		General Partner		controlling	Partners’
	Units	Capital	Units	Capital	Units	Capital	Interest	Capital

Balance at December 31, 2008	—	$—	10,724,625	$32,371	217,867	$653	$2,297	$35,321
Net income				22,178		450	4,104	26,732
Partners’ contributions			1,183,689	11,329	24,156	231		11,560
Partners’ distributions				(10,381)		(210)	(2,940)	(13,531)
Equity-based compensation				320				320
Issuance of units to Long-Term Incentive Plan participants upon vesting			9,065					—

Balance at September 30, 2009	—	$—	11,917,379	$55,817	242,023	$1,124	$3,461	$60,402

Balance at December 31, 2009	—	$—	11,964,547	$53,960	242,023	$1,085	$2,067	$57,112
Net income (loss)		(782)		(4,896)		(116)	4,644	(1,150)
Initial public offering	10,280,368	157,181	(1,705,368)	(7,331)	175,000	694		150,544
Offering costs		(6,097)						(6,097)
Partners’ contributions					2,584	25		25
Partners’ distributions				(78,117)		(1,594)	(2,450)	(82,161)
Equity-based compensation				686				686
Issuance of units to Long-Term Incentive Plan participants upon vesting	2,703		21,201	(94)				(94)

Balance at September 30, 2010	10,283,071	$150,302	10,280,380	$(35,792)	419,607	$94	$4,261	$118,865

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) attributable to Oxford Resource Partners, LP unitholders	$(5,794)	$22,628
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	30,587	17,257
Interest rate swap or rate cap adjustment to market	286	(1,681)
Loan fee amortization	787	362
Write-off of deferred financing costs for repayment	1,302	1,252
Non-cash equity compensation expense	686	320
Advanced royalty recoupment	1,202	972
Loss on disposal of property and equipment	766	908
Gain on acquisition of business	—	(3,823)
Noncontrolling interest in subsidiary earnings	4,644	4,104
(Increase) decrease in assets:
Accounts receivable	(2,658)	2,515
Inventory	(2,957)	(2,135)
Other assets	135	(6,032)
Increase (decrease) in liabilities:
Accounts payable and other liabilities	3,106	3,629
Asset retirement obligation	(620)	(641)
Provision for below-market contracts and deferred revenue	(3,373)	(8,576)

Net cash provided by operating activities	28,099	31,059

CASH FLOWS FROM INVESTING ACTIVITIES:
Phoenix Coal acquisition	—	(18,275)
Purchase of property and equipment	(68,545)	(17,949)
Purchase of mineral rights and land	(3,105)	(1,771)
Mine development costs	(2,230)	(2,128)
Royalty advances	(966)	(359)
Proceeds from sale of property and equipment	1,259	81
Change in restricted cash	(3,352)	(2,431)

Net cash used in investing activities	(76,939)	(42,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Initial public offering	150,544	—
Offering expenses	(6,097)	—
Proceeds from borrowings	60,041	6,650
Payments on borrowings	(89,942)	(2,018)
Advances on line of credit	31,000	7,500
Payments on line of credit	(10,500)	—
Credit facility issuance costs	(5,603)	(1,800)
Capital contributions from partners	25	11,560
Distributions to noncontrolling interest	(2,450)	(2,940)
Distributions to partners	(79,711)	(10,591)

Net cash provided by financing activities	47,307	8,361

Net decrease in cash	(1,533)	(3,412)

CASH AND CASH EQUIVALENTS, beginning of period	3,366	15,179

CASH AND CASH EQUIVALENTS, end of period	$1,833	$11,767

Reconciliation of Net Income (loss) Attributable to Oxford Resource Partners, LP Unitholders
to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net Income (loss) attributable to Oxford Resource Partners, LP unitholders	$(3,400)	$7,797	$(5,794)	$22,628

PLUS:
Interest expense, net of interest income	3,659	2,118	7,524	4,611
Depreciation, depletion and amortization	12,255	5,899	30,587	17,257
Contract termination and amendment expenses, net	652	—	652	—
Non-cash equity-based compensation expense	230	106	686	320
Non-cash loss on asset disposals	314	700	766	908
Change in fair value of future ARO	228	168	487	(457)

LESS:
Gain on purchase of business	—	(3,823)	—	(3,823)
Amortization of below-market coal sales contracts	(258)	—	(1,283)	—

Adjusted EBITDA [1]	$13,680	$12,965	$33,625	$41,444

LESS:
Cash interest expense, net of interest income	(1,316)
Estimated reserve replacement expenditures	(1,401)
Other maintenance capital expenditures	(6,744)

Distributable cash flow [2]	$4,219

1
Adjusted EBITDA represents net income (loss) attributable to our unitholders before interest, taxes, DD&A, gain from purchase of business, contract termination and amendment expenses, net, amortization of below-market coal sales contracts, non-cash equity compensation expense, non-cash gain or loss on asset disposals and the change in the fair value of our future ARO. The change in our ARO represents the change over the applicable period in the fair value of our future ARO calculated on a present value basis. This amount is part of our reclamation expense in our financial statements. Although adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, our management believes that it is useful in evaluating our financial performance and our compliance with certain credit facility financial covenants. Because not all companies calculate adjusted EBITDA identically, our calculation may not be comparable to the similarly titled measure of other companies.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:
•	our financial performance without regard to financing methods, capital structure or income taxes;

•	our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our unitholders and our general partner;

•	our compliance with certain credit facility financial covenants; and

•	our ability to fund capital expenditure projects from operating cash flow.

2
Distributable cash flow represents adjusted EBITDA less cash interest paid (net of interest income), estimated reserve replacement expenditures and other maintenance capital expenditures. Estimated reserve replacement expenditures represent an estimate of the average quarterly reserve replacement expenditures that we will incur over the long term for the applicable period. We use estimated reserve replacement expenditures to calculate distributable cash flow instead of actual reserve replacement expenditures because our partnership agreement requires that we deduct estimated reserve replacement expenditures when calculating operating surplus. Distributable cash flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although distributable cash flow is not a measure of performance calculated in accordance with GAAP, our management believes distributable cash flow is a useful measure to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance and to compare it with the performance of other publicly traded limited partnerships. We also compare distributable cash flow to the cash distributions we expect to pay our unitholders. Using this measure, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Reconciliation of Net Income (Loss) and Modified
Net Income (Loss) Attributable to Unitholders
The Partnership refers to net income (loss), as modified by the quantifiable items identified in the table and accompanying footnotes below, as modified net income (loss) attributable to unitholders.

	Three Months Ended
	September 30,
	2010	2009

Net Income (loss) attributable to Oxford Resource Partners, LP unitholders

	$(3,400)	$7,797
Operating Items:
Non-recurring price increase1a		(2,755)
Adjustment for below market contract1b	(1,849)

Acquisition Items:
Phoenix Coal assets2a		(3,823)
Restatement of prior $115 million credit facility2b		1,252

Initial Public Offering Items:
Closing of new $175 million credit facility3a	1,302
Buyout of advisory services agreement3b	2,500

Modified Net Income (loss) attributable to unitholders[4]	$(1,447)	$2,471

1a
Third quarter 2009 coal sales were positively impacted by approximately $2.8 million as a result of the non-recurring price increase from a major customer in 2009 that did not carry over into 2010, thus positively impacting net income for the third quarter of 2009.

1b
Third quarter 2010 net income was positively impacted by a $1.8 million reduction in a specific reserve for a “below market” coal supply contract assumed in the Phoenix Coal acquisition that was amended to reset the price to market rates starting in 2010, which positively impacted net income for 2010.

2a
The Partnership recognized a non-recurring, one-time $3.8 million gain on purchase of a business in the third quarter of 2009 as a result of the Phoenix Coal acquisition that positively impacted net income for the third quarter of 2009.

2b
Third quarter 2009 interest expense was increased by $1.3 million as a result of the costs associated with restatement of the prior $115 million credit agreement to accommodate the Phoenix Coal acquisition, which negatively impacted net income for the third quarter of 2009.

3a
Third quarter 2010 interest expense was increased by $1.3 million as a result of the write-off of deferred financing costs associated with the prior $115 million credit facility which was terminated in July 2010 in connection with the closing of the new $175 million credit facility, which negatively impacted net income for the third quarter of 2010.

3b
The Partnership recognized $2.5 million in contract termination expenses during the third quarter of 2010 related to the buyout of an advisory services agreement in connection with the initial public offering, which negatively impacted net income for 2010.

[4]	Modified net income (loss) attributable to unitholders represents net income (loss) attributable to our unitholders, as modified by the quantifiable items described in the foregoing footnotes.

Reconciliation of Net Income (Loss) Attributable to Unitholders and Adjusted
EBITDA to Modified Adjusted EBITDA

	Three Months Ended
	September 30,
	2010	2009

Net Income (loss) attributable to Oxford Resource Partners, LP unitholders	$(3,400)	$7,797

PLUS:
Interest expense, net of interest income	3,659	2,118
Depreciation, depletion and amortization	12,255	5,899
Contract termination and amendment expenses, net	652	—
Non-cash equity-based compensation expense	230	106
Non-cash loss on asset disposals	314	700
Change in fair value of future ARO	228	168

LESS:
Gain on purchase of business	—	(3,823)
Amortization of below-market coal sales contracts	(258)	—

Adjusted EBITDA	$13,680	$12,965

Non-recurring price increase[1]	—	(2,755)

Modified Adjusted EBITDA	$13,680	$10,210

[1]
Third quarter 2009 coal sales were positively impacted by approximately $2.8 million as a result of the non-recurring price increase from a major customer in 2009 that did not carry over into 2010, thus positively impacting adjusted EBITDA for the third quarter of 2009.